CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common stock, par value $0.01 per share	6,572,776 shares	$42.81	$281,380,541	$32,247

(1)	Registered pursuant to the October 12, 2010 Prospectus.
(2)	Based upon the average of the high and low prices reported for the Registrant’s common stock on the NASDAQ Global Select Market on January 9, 2012 (a date within five (5) business days of the issuances covered hereunder).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(4)	Registration fees of $10,089 and $1,261 were previously paid to the SEC with respect to 3,017,043 shares and 354,856 shares, respectively, of the 6,572,776 shares of Registrant’s common stock which were previously registered pursuant to the October 12, 2010 Prospectus. Such amounts are included in the $32,247 fee calculated herein. On January 17, 2012, 2,745,638 shares of the 6,572,776 shares of Registrant’s common stock which were previously registered pursuant to the October 12, 2010 Prospectus were issued in connection with the occurrence of the second and final milestone pursuant to the Agreement and Plan of Merger, dated as of August 17, 2010 (the “Merger Agreement”), by and among the Registrant, Ion Torrent Systems Incorporated and the other parties named therein. Pursuant to Rule 424(g), an additional $13,471 registration fee due with respect to the shares of common stock issued in connection with the occurrence of such milestone has been paid herewith. The Registrant is not paying the registration fee with respect to the remaining 455,239 shares of the Registrant’s 6,572,776 shares of common stock which were previously registered pursuant to the October 12, 2010 Prospectus because such shares are not expected to be issued. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the Registrant had deferred payment of such registration fee.

Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-169876

Prospectus Supplement dated January 17, 2012

(to Prospectus dated October 12, 2010)

6,572,776 Shares

LIFE TECHNOLOGIES CORPORATION

Common Stock

This Prospectus Supplement should be read in conjunction with the Prospectus dated October 12, 2010 and the Prospectus Supplement dated November 30, 2010. In accordance with Rule 424(g) of the Securities Act of 1933, as amended, Life Technologies Corporation is filing this Prospectus Supplement to reflect the payment of additional registration fees due with respect to 2,745,638 shares of common stock issued on January 17, 2012 pursuant to the terms of the Merger Agreement. Capitalized terms used in this Prospectus Supplement and not otherwise defined have the meaning given to them in the October 12, 2010 Prospectus.

Neither the Securities Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus to which it relates. Any representation to the contrary is a criminal offense.